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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Section 13 and
              Section 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number 33-80699
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                       Reliable Financial Services, Inc.
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             (Exact name of registrant as specified in its charter)

                            1101 Munoz Rivera Avenue
                      Rio Piedras, PR 00908 (787) 759-2174
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         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                 Reliable Auto Receivables Grantor Trust 1996-1
                    5.80% Asset Backed Certificates, Class A
                    0.72% Asset Backed Certificates, Class I
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which
         a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(ii)      [ ]
              Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
              Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)      [ ]
              Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                [x]
              Rule 12g-3(b)(1)(i)       [ ]

     Approximate number of holders of record as of the certification or notice date: 14.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Structured Mortgage Securities Corporation has caused this certification/notice to be assigned on its behalf by the undersigned duly authorized person.


DATE:           August 27, 1997                By: /s/ Jose Arbona Lago
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                                                       Jose Arbona Lago
                                                   Executive Vice President